Exhibit 99.1

        JONES LANG LASALLE REPORTS SOLID THIRD QUARTER FINANCIAL RESULTS

    CHICAGO, Oct. 25 /PRNewswire-FirstCall/ -- Jones Lang LaSalle Incorporated (NYSE: JLL), the leading global real estate services and money management firm, today reported net income for the third quarter of 2005 of $20.6 million, or $0.61 per diluted share of common stock, and net income of $36.8 million, or $1.10 per share for year-to-date 2005. In 2004, net income for the third quarter was $15.3 million, or $0.47 per share, and year-to-date net income was $14.3 million, or $0.43 per share. Included in the 2004 year-to-date figures was a $0.26 per share expense related to the redemption of the firm's euro 165 million 9 percent Senior Notes, which was recorded in June 2004.

    For the second consecutive quarter, all segments of the firm reported year-over-year improvements in revenues for both the quarter and year to date. In the third quarter, revenues increased 21 percent in both U.S. dollars and local currencies, to $326.4 million from $270.0 million in 2004. In 2005, year-to-date revenues increased 18 percent in U.S. dollars, 16 percent in local currencies, to $891.6 million compared with $754.6 million for the same period in 2004.

    The revenue growth resulted in healthy increases both in operating income and net income for the quarter and year to date compared with the prior year. Operating income increased 25 percent for the third quarter of 2005 to $26.6 million, compared with $21.2 million in 2004. On a year-to-date basis, operating income increased 55 percent in 2005 to $46.2 million from $29.8 million in 2004.

    Third Quarter Highlights:

     -- Strong revenue growth, up 21 percent in both U.S. dollars and local currencies
     -- Operating income increased 25 percent; Net income increased 35 percent -- Net debt decreased $96 million from prior year
     -- Initial semi-annual dividend declared during quarter and paid on
        October 14, 2005
     -- Firm announces new share repurchase program

    "I am pleased that we delivered another quarter of strong results while continuing to invest for future growth and returning cash to our shareholders by initiating a dividend," said Colin Dyer, the firm's President and Chief Executive Officer. "We are encouraged by healthy market conditions, strong capital flows and significant demand for real estate services as we enter the very important fourth quarter when a significant portion of our annual earnings is generated," Dyer added.

    Operating expenses were $299.8 million for the third quarter of 2005 compared with $248.7 million for the same period in 2004, an increase of 21 percent in both U.S. dollars and in local currencies. Year-to-date operating expenses were $845.4 million in 2005 and $724.8 million in 2004, an increase of 17 percent in U.S. dollars and 15 percent in local currencies from the prior year. The increase was driven by investments made by the firm to strengthen positions in key local and regional markets and extend global service lines, as well as increases in accrued incentive compensation which resulted from the accelerated timing of revenues compared with the prior year.

    Prior to this quarter, non-recurring and restructuring charges were presented as a separate line item in the consolidated statements of operations. During the quarter, the firm refined its presentation policy to separately present only restructuring charges, which are costs to exit operations. As such, the third-quarter payment of $0.8 million received from the litigation settlement of the 2003 abandonment of a property management software system in Asia Pacific was recorded as a credit to "Operating, administrative and other" expenses. Amounts received during the first half of 2005 and for the nine months ended September 30, 2004, $1.6 million and $3.4 million, respectively, were reclassified in the quarter from "non-recurring and restructuring" to conform to the current presentation. Such reclassification had no impact on consolidated total operating expenses or operating income. Restructuring charges, which now exclude non-recurring items, were $0.02 per share for the third quarter of 2005 compared to $0.05 per share in 2004. Year-to-date 2005 restructuring charges were $0.01 per share compared to $0.02 per share in the prior year.

    The current year's interest expense for the third quarter was $1.3 million, slightly higher than the prior year. Interest expense on a year-to-date basis for 2005 was $3.0 million compared with $20.0 million for the same period in 2004. The prior year's interest expense included an $11.6 million expense incurred during the second quarter of 2004 related to the redemption of the Senior Notes. As a result of this redemption, the firm's year-to-date effective interest rate decreased significantly compared with the same period of 2004.

    Net debt as of September 30, 2005 was $71 million, a $96 million reduction from the prior year. As previously announced, on October 14, 2005, the firm paid an initial semi-annual dividend of $0.25 per share of its outstanding common stock.

    The firm's Board of Directors approved a new share repurchase program allowing for the repurchase of up to a total of 2 million shares, including the number of shares remaining to be repurchased under the current program. The authorization allows for purchase in the open market and in privately negotiated transactions. The repurchase of shares is primarily intended to offset dilution resulting from both stock and stock option grants made under the firm's existing stock plans. In 2005, the firm has repurchased approximately 1 million shares year to date at a cost of $43 million.

    The estimated effective tax rate for the third quarter and year to date 2005 was 25.4 percent, as compared with 28.0 percent for the same period last year. This rate improvement, which has been maintained throughout the current year, was achieved through disciplined global tax planning and is expected to be sustainable for the full year.

    Business Segment Third Quarter Highlights

    Investor and Occupier Services

    -- The Americas region's revenues have continued to grow consistently throughout the current year. Revenues for the third quarter of 2005 were $103.3 million, an increase of 24 percent over 2004, and $271.2 million year to date, an increase of 19 percent over the prior year. Management Services revenues increased 25 percent for the quarter, 21 percent year to date, while Implementation Services grew 22 percent for the quarter and 15 percent year to date compared with 2004. Capital Markets, recorded as Implementation Services revenues, continued its strong performance compared with the prior year, with revenues increasing more than 100 percent for both the quarter and year to date compared with 2004. The Real Estate Occupier Services products, marketed as Corporate Solutions, continued to generate over 50 percent of the region's revenues year to date. Compared with 2004, Corporate Solutions revenues grew 7 percent for the quarter and 13 percent year to date. Within Corporate Solutions, Project and Development Services revenues increased 36 percent for the quarter and 29 percent year to date while Public Institutions revenues increased 21 percent for the quarter and 40 percent year to date. Partially offsetting the increase was Tenant Representation, where lower client alliance activity resulted in a revenue decline. The Americas Hotels business also had a robust third quarter, benefiting from its leadership position in a strong market. In addition, Americas Hotels also benefited from the previously disclosed acquisition of a hotel real estate broker and advisory firm completed during the second quarter of 2005.

       Total operating expenses increased 23 percent for the quarter and 21 percent year to date compared with 2004. The increase reflects higher staffing levels necessary to service new client wins, as well as strategic hiring to expand market coverage in both Agency Leasing and Capital Markets. Increased accrued incentive compensation also contributed to the higher operating expenses.

       Operating income of $12.5 million for the third quarter of 2005 was 28 percent higher than the prior year. Year-to-date operating income of $14.6 million remained below the prior year of $16.6 million due to strategic investments for future growth.

    -- The European region's third-quarter revenues increased 11 percent in U.S.
       dollars, 12 percent in local currencies, and 8 percent in U.S. dollars, 6 percent in local currencies, year to date. The German marketplace continued to demonstrate improving market and economic conditions for real estate services. Revenues in Germany in U.S. dollars increased 35 percent in the quarter, and 37 percent year to date, compared with 2004. Year to date, the English business continued its solid performance, with revenues up 10 percent in U.S. dollars driven by strong Capital Markets. The French business declined compared with the prior year, which included several large Capital Markets and Agency Leasing transactions. Very strong market conditions continue for Capital Markets across Europe, with continued strength both within countries and in Pan-European activity, while the firm is maintaining its overall market share and mix of business.

       Operating expenses increased by 11 percent in U.S. dollars for the quarter year over year and 13 percent in local currencies, while increasing 10 percent in U.S. dollars and 8 percent in local currencies on a year to date basis due principally to timing of accrued incentive compensation. Operating and administrative expenses continue to be aggressively managed.

       Operating income of $3.1 million for the third quarter of 2005 was up 5 percent from the prior year. The year-to-date decline in operating income reflects the slow start to the year following the robust 2004 fourth quarter.

    -- Third-quarter revenues for the Asia Pacific region were up 13 percent in U.S. dollars and 9 percent in local currencies from the prior year, despite slippage of several significant transactions into the fourth quarter. On a year-to-date basis, revenues were up 22 and 18 percent in U.S. dollars and local currencies, respectively. Growth for the quarter and year to date in U.S. dollars came from both Implementation Services revenues, which grew 7 and 23 percent, respectively, and Management Services revenues, which grew 26 and 21 percent, respectively. Revenues from growth markets, which include China, Japan and India, increased 44 percent year to date in U.S. dollars over the prior year. Hong Kong continued its momentum across all business lines, particularly in transactional services, reflecting its leading market position. Revenues in Hong Kong increased 12 percent for the quarter and 22 percent year to date in U.S. dollars. The Asian Hotels business also had another very strong quarter as a result of increased transaction volume and increased market share.

       Total operating expenses for the Asia Pacific region for the third quarter of 2005 increased 23 percent in U.S. dollars, 19 percent in local currencies, over the prior year. On a year-to-date basis, operating expenses were up 18 percent in U.S. dollars and 15 percent in local currencies. Operating expenses include the reclassified credits from "non-recurring and restructuring" expenses, which are excluded from segment reporting. Excluding the reclassification, expenses increased 16 percent both for the quarter and year to date, the result of continued investment in people and technology in the growth markets, as well as new office openings.

       Operating income for the third quarter and year to date was $0.8 million and $8.3 million, respectively. Operating income for the third quarter of 2005 and 2004, before the reclassification, was break- even and $1.7 million, respectively, and year to date $6.0 million for 2005 compared with an operating loss of $1.8 million for 2004.

    LaSalle Investment Management

    -- Revenues for the third quarter of 2005 were up over 60 percent in both
       U.S. dollars and in local currencies, and, for the year to date were up approximately 35 percent in both U.S. dollars and in local currencies over the prior year. The increase in revenues for both the quarter and year to date over the prior year was driven by incentive fees from asset sales together with portfolio performance, producing strong investment returns for the firm's clients. Incentive fees for the third quarter of 2005 were $13.2 million, an increase of $10.1 million, and were $16.9 million year-to-date, an increase of $12.5 million over 2004. Equity earnings were up $1.1 million for the quarter, although down $3.7 million year to date, as several larger transactions closed during the first nine months of 2004. The business continues to emphasize growth in its annuity revenues from advisory fees, which increased 32 percent from 2004 for the quarter and 25 percent on a year-to-date basis. Advisory fees accounted for nearly two-thirds of LaSalle Investment Management's third-quarter revenues. The overall revenue strength resulted in an increase of over 100 percent in operating income in the quarter over 2004 and 76 percent year to date.

       The strong response to product offerings from investors has resulted in the business being well ahead of its expected capital-raising activities with respect to funds planned for launch during this year. Investments are also exceeding expectations for 2005 and have resulted in assets under management now exceeding $29 billion, an increase of over $5 billion from a year ago.

    Summary

    As a leading global service provider and money manager, the firm continues to benefit from favorable market conditions and increased investment allocations to real estate. While seasonal industry patterns concentrate profits in the fourth quarter, the firm continues to emphasize growth in annuity revenues as well as enhancement of profit margins in all product and service lines. The firm plans to achieve its previously announced objective of making strategic investments this year, balancing the achievement of current performance with its ambitious long-term growth objectives.

    About Jones Lang LaSalle
    Jones Lang LaSalle is the world's leading real estate services and money management firm, operating across more than 100 markets around the globe. The company provides comprehensive integrated expertise, including Management Services, Implementation Services and investment management services on a local, regional and global level to owners, occupiers and investors. Jones Lang LaSalle is also the industry leader in property and corporate facility management services, with a portfolio of 895 million square feet under management worldwide. LaSalle Investment Management, the company's investment management business, is one of the world's largest and most diverse real estate money management firms, with approximately $29 billion of assets under management.

    Statements in this press release regarding, among other things, future financial results and performance, achievements, plans and objectives, dividend payments and share repurchases may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance, achievements, plans and objectives of Jones Lang LaSalle to be materially different from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed under "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Quantitative and Qualitative Disclosures about Market Risk," and elsewhere in Jones Lang LaSalle's Annual Report on Form 10-K for the year ended December 31, 2004 and in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 and June 30, 2005, and in other reports filed with the Securities and Exchange Commission. There can be no assurance that future dividends will be declared since the actual declaration of future dividends, and the establishment of record and payment dates, remains subject to final determination by the Company's Board of Directors. Statements speak only as of the date of this release. Jones Lang LaSalle expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in Jones Lang LaSalle's expectations or results, or any change in events.

    Conference Call
    The firm will conduct a conference call for shareholders, analysts and investment professionals on Wednesday, October 26, 2005 at 9:00 a.m. EDT. To participate in the teleconference, please dial into one of the following phone numbers five to ten minutes before the start time:

     -- U.S. callers:          +1 877 809 9540
     -- International callers: +1 706 679 7364

    Replay Information Available: (12:00 p.m. EDT) Wednesday, October 26 through (Midnight EDT) Wednesday, November 2 at the following numbers:

     -- U.S. callers:          +1 800 642 1687
     -- International callers: +1 706 645 9291
     -- Pass code:  1417279

    Live web cast
    Follow these steps to listen to the web cast:
     1. You must have a minimum 14.4 Kbps Internet connection
     2. Log on to http://www.joneslanglasalle.com/shareholders/index.asp and follow instructions
     3. Download free Windows Media Player software: (link located under registration form)

    If you experience problems listening, send an e-mail to webcastsupport@tfprn.com.
    This information is also available on the company's website at http://www.joneslanglasalle.com.

                         JONES LANG LASALLE INCORPORATED
                      Consolidated Statements of Earnings
         For the Three and Nine Months Ended September 30, 2005 and 2004
                       (in thousands, except share data)
                                   (Unaudited)

                                           Three Months Ended               Nine Months Ended
                                              September 30,                   September 30,
                                      -----------------------------   -----------------------------
                                          2005            2004            2005            2004
                                      -------------   -------------   -------------   -------------
Revenue:
  Fee based services                  $     320,607   $     263,949   $     874,554   $     740,545
  Other income                                5,777           5,968          17,094          14,031
    Total revenue                           326,384         269,917         891,648         754,576

Operating expenses:
  Compensation and
   benefits                                 211,035         175,018         592,800         505,544
  Operating,
   administrative and
   other                                     79,702          62,782         227,184         193,466
  Depreciation and
   amortization                               8,322           8,435          24,967          24,678
  Restructuring charges                         721           2,442             471           1,083

    Total operating
     expenses                               299,780         248,677         845,422         724,771

    Operating income                         26,604          21,240          46,226          29,805

Interest and other costs:
  Interest expense,
   net of interest
   income                                     1,333           1,016           3,019           8,472
  Loss on extinguishment
   of Euro Notes                                  -               -               -          11,561
                                              1,333           1,016           3,019          20,033

Equity in earnings from
 unconsolidated ventures                      2,366           1,034           6,104          10,071

   Income before
    provision for income
    taxes                                    27,637          21,258          49,311          19,843

Net provision for
 income taxes                                 7,020           5,953          12,525           5,557

Net income                            $      20,617   $      15,305   $      36,786   $      14,286

EBITDA                                $      37,292   $      30,709   $      77,297   $      52,993

Net income available
 to common
 shareholders                         $      20,231   $      15,305   $      36,400   $      14,286

Basic income per
 common share                         $        0.64   $        0.49   $        1.16   $        0.46

Basic weighted
 average shares
 outstanding                             31,576,006      30,936,792      31,296,057      30,912,002

Diluted income per
 common share                         $        0.61   $        0.47   $        1.10   $        0.43

Diluted weighted
 average shares
 outstanding                             33,425,883      32,894,416      32,990,066      32,850,218

    Please reference attached financial statement notes.

                         JONES LANG LASALLE INCORPORATED
                            Segment Operating Results
         For the Three and Nine Months Ended September 30, 2005 and 2004
                                 (in thousands)
                                   (Unaudited)

                                           Three Months Ended               Nine Months Ended
                                              September 30,                   September 30,
                                      -----------------------------   -----------------------------
                                          2005            2004            2005            2004
                                      -------------   -------------   -------------   -------------
INVESTOR & OCCUPIER SERVICES-
 AMERICAS
   Revenue:
     Implementation
      services                               44,825          36,763         113,864          98,757
     Management
      services                               55,831          44,774         150,220         124,070
     Equity earnings                            198               -             381             467
     Other services                           2,291           1,871           6,040           4,613
     Intersegment
      revenue                                   169             234             698             615
                                            103,314          83,642         271,203         228,522

   Operating expenses:
     Compensation,
      operating and
      administrative                         87,065          70,386         245,477         201,426
     Depreciation and
      amortization                            3,797           3,494          11,080          10,519
   Operating Income                   $      12,452   $       9,762   $      14,646   $      16,577

 EUROPE
   Revenue:
     Implementation
      services                               84,734          72,788         236,720         214,389
     Management
      services                               22,179          23,486          70,051          70,211
     Equity earnings                              -               -            (226)              -
     Other services                           3,740           3,235           9,099           7,191
                                            110,653          99,509         315,644         291,791

   Operating expenses:
     Compensation,
      operating and
      administrative                        105,164          94,044         307,621         277,701
     Depreciation and
      amortization                            2,435           2,544           7,439           7,998
   Operating Income                   $       3,054   $       2,921   $         584   $       6,092

 ASIA PACIFIC
   Revenue:
     Implementation
      services                               35,461          33,083         101,674          82,471
     Management
      services                               28,604          22,683          78,310          64,632
     Other services                            (756)            468             777           1,226
                                             63,309          56,234         180,761         148,329

   Operating expenses:
     Compensation,
      operating and
      administrative                         60,741          48,554         167,037         141,414
     Depreciation and
      amortization                            1,745           2,104           5,414           5,247
   Operating Income                   $         823   $       5,576   $       8,310   $       1,668

LASALLE INVESTMENT
 MANAGEMENT
   Revenue:
     Implementation and
      other services                          3,722           3,092          14,613           8,011
     Advisory Fees                           32,601          24,616          93,369          74,636
     Incentive Fees                          13,154           3,058          16,911           4,369
     Equity earnings                          2,166           1,034           5,949           9,604
                                             51,643          31,800         130,842          96,620

   Operating expenses:
     Compensation,
      operating and
      administrative                         37,937          25,049         100,547          79,083
     Depreciation and
      amortization                              344             294           1,034             915
   Operating Income                   $      13,362   $       6,457   $      29,261   $      16,622

     Total segment
      revenue                               328,919         271,185         898,450         765,262
     Intersegment
      revenue
      eliminations                             (169)           (234)           (698)           (615)
     Equity earnings                         (2,366)         (1,034)         (6,104)        (10,071)
       Total revenue                  $     326,384   $     269,917   $     891,648   $     754,576

     Total segment
      operating
      expenses                              299,228         246,469         845,649         724,303
     Intersegment
      operating
      expense
      eliminations                             (169)           (234)           (698)           (615)
        Total operating
         expenses before
         restructuring
         charges                      $     299,059   $     246,235   $     844,951   $     723,688

      Operating income
       before
       restructuring
       charges                        $      27,325   $      23,682   $      46,697   $      30,888

                         JONES LANG LASALLE INCORPORATED
                           Consolidated Balance Sheets
          September 30, 2005, December 31, 2004 and September 30, 2004
                                 (in thousands)
                                   (unaudited)

                                           September 30,    December 31,   September 30,
                                               2005             2004           2004
                                           -------------   -------------   -------------
                                            (Unaudited)                     (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                $      26,029   $      30,143   $      21,628
  Trade receivables, net of
   allowances                                    283,763         328,876         233,332
  Notes receivable                                 3,039           2,911           2,315
  Other receivables                               12,507          11,432          13,626
  Prepaid expenses                                23,578          22,279          23,585
  Deferred tax assets                             27,376          28,427          18,730
  Other assets                                     9,793          12,189          13,949
    Total current assets                         386,085         436,257         327,165

 Property and equipment, at cost,
  less accumulated depreciation                   72,988          75,531          67,017
 Goodwill, with indefinite useful
  lives, at cost, less accumulated
  amortization                                   338,282         343,314         335,270
 Identified intangibles, with
  definite useful lives, at cost,
  less accumulated
  amortization                                     6,128           8,350          11,524
 Investments in and loans to real
  estate ventures                                 83,817          73,570          90,965
 Long-term receivables, net                       19,206          16,179          13,568
 Prepaid pension asset                             1,855           2,253          13,884
 Deferred tax assets                              40,317          43,202          45,924
 Debt issuance costs, net                          1,161           1,704           1,906
 Other assets, net                                19,013          12,017          11,137
                                           $     968,852   $   1,012,377   $     918,360

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued
   liabilities                                    90,614   $     130,489          81,303
  Accrued compensation                           174,648         244,659         133,802
  Short-term borrowings                           16,469          18,326          27,210
  Deferred tax liabilities                           819             262           3,498
  Deferred income                                 24,137          16,106          24,189
  Other liabilities                               31,323          17,221          19,427
    Total current liabilities                    338,010         427,063         289,429

Long-term liabilities:
  Credit facilities                               80,213          40,585         160,820
  Deferred tax liabilities                           348             671           4,711
  Deferred compensation                           15,560           8,948           8,967
  Minimum pension liability                        1,703           3,040               -
  Other                                           30,371          24,090          20,467
    Total liabilities                            466,205         504,397         484,394

Stockholders' equity:
  Common stock, $.01 par value per
   share, 100,000,000 shares authorized;
   35,012,299, 33,243,527 and 32,803,655
   shares issued and outstanding as of
   September 30, 2005, December 31, 2004
   and September 30, 2004, respectively              350             332             328
  Additional paid-in capital                     613,479         575,862         539,184
  Dividends Payable                               (9,259)              -               -
  Deferred stock compensation                    (29,576)        (34,064)        (20,151)
  Retained earnings (deficit)                     41,682           4,896         (45,060)
  Stock held by subsidiary                      (101,924)        (58,898)        (48,683)
  Stock held in trust                               (808)           (530)           (551)
  Accumulated other comprehensive
   income (loss)                                 (11,297)         20,382           8,899
     Total stockholders' equity                  502,647         507,980         433,966
                                           $     968,852   $   1,012,377   $     918,360

    Please reference attached financial statement notes.

                         JONES LANG LASALLE INCORPORATED
                Summarized Consolidated Statements of Cash Flows
              For the Nine Months Ended September 30, 2005 and 2004
                                 (in thousands)
                                   (unaudited)

                                                        Nine Months Ended
                                                           September 30,
                                                  -----------------------------
                                                      2005             2004
                                                  -------------   -------------
Cash provided by earnings                         $      79,286   $      51,644

Cash used in working capital                            (68,040)        (15,188)

Cash provided by operating activities                    11,246          36,456

Cash used in investing activities                       (39,071)        (35,391)

Cash provided by (used in) financing activities          23,711         (42,542)

  Net decrease in cash and cash equivalents              (4,114)        (41,477)

Cash and cash equivalents, beginning of period           30,143          63,105
Cash and cash equivalents, end of period          $      26,029   $      21,628

    Please reference attached financial statement notes.

                         JONES LANG LASALLE INCORPORATED
                            Financial Statement Notes

    1. EBITDA represents earnings before interest expense, net of interest income, income taxes, depreciation and amortization. Although EBITDA is a non-GAAP financial measure, it is used extensively by management and is useful to investors as one of the primary metrics for evaluating operating performance and liquidity. The firm believes that an increase in EBITDA is an indicator of improved ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. EBITDA is also used in the calculations of certain covenants related to the firm's revolving credit facility. However, EBITDA should not be considered as an alternative either to net income or net cash provided by operating activities, both of which are determined in accordance with GAAP. Because EBITDA is not calculated under GAAP, the firm's EBITDA may not be comparable to similarly titled measures used by other companies.

        Below is a reconciliation of net income to EBITDA (in thousands):

                                                        Nine Months Ended
                                                          September 30,
                                                  -----------------------------
                                                      2005            2004
                                                  -------------   -------------
Net income                                        $      36,786   $      14,286
Add:
Interest expense, net of interest income                  3,019           8,472
Depreciation and amortization                            24,967          24,678
Net income tax expense                                   12,525           5,557
EBITDA                                            $      77,297   $      52,993

        Below is a reconciliation of net cash provided by operating activities, the most comparable cash flow measure on the consolidated statements of cash flows, to EBITDA (in thousands):

                                                        Nine Months Ended
                                                          September 30,
                                                  -----------------------------
                                                      2005            2004
                                                  -------------   -------------
Net cash provided by operating activities$               11,246   $      36,456
Add:
Interest expense, net of interest income                  3,019           8,472
Change in working capital and non-cash expenses          50,507           2,508
Net income tax expense                                   12,525           5,557
EBITDA                                            $      77,297   $      52,993

    2. Effective the fourth quarter of 2004, 'Equity in earnings from unconsolidated ventures' has been reclassified, for all periods presented on the Consolidated Statement of Earnings, from 'Revenue' to be presented as a separate line item between 'Total interest and other costs' and 'Income before provision for income taxes', in accordance with Rule 5-03 of Regulation S-X. As a result, 'Operating income' has been adjusted for the comparative year. Since equity earnings are an integral part of the money management business, equity earnings have been included within 'Revenue' in segment operating results for discussion purposes only.

    3. Net debt represents the aggregate of 'Short-term borrowings,' 'Credit facilities,' and '9 percent Senior Euro Notes' less 'Cash and cash equivalents.'

    4. For purposes of segment operating results, the allocation of restructuring charges (credits) to our segments has been determined to not be meaningful to investors. Additionally, the performance of segment results has been evaluated without these charges being allocated.

    5. The consolidated statements of cash flows are presented in summarized form. For complete consolidated statements of cash flows, please refer to the firm's Quarterly Report on Form 10-Q for the period ended September 30, 2005, to be filed with the Securities and Exchange Commission shortly.

    6. Net income available to common shareholders is net income less dividends declared on unvested common shares of $0.4 million.

SOURCE  Jones Lang LaSalle Incorporated
    -0-                             10/25/2005
    /CONTACT: Lauralee E. Martin, Chief Operating and Financial Officer of Jones Lang LaSalle Incorporated, +1-312-228-2073/
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.joneslanglasalle.com /